**ThisIsGround_Fundraise.mp3** (2m 20s)
**1 speaker** (Speaker 1)

*[0:00:00]*
**Speaker 1**: My name is Mike and I own and operate a brand and a business called This Is Ground. We make leather goods that inspire people to create anywhere. We do that by making products that organize cables, laptops, tablets, the kind of gear that we carry everyday. The brand really became a brand because we realized that there's this vast world of creators out there. These creators are people that understand creativity, and getting to those great ideas requires a lot more than design tools. It requires all of these invisible things that brings them to that point where they can go for world changing ideas. That's the level of thought that we put into our products and that gets us excited to go to work everyday. We have a really wonderful community. It's this great relationship where they actually get to participate in all kinds of great stuff with our products. Our business is in really great shape now, because we now understand what people respond to. One of the hardest things to figure out in an e-commerce business is the cash-flow game. We thought we were doing a great job. We were saving money for the funding of all of our holiday inventory. Then, something really amazing happened, and that is that we received an order for $250,000 from a very large retailer. The problem is that the money that we saved had to be used to fund the build of all of these products for this retailer. Now, we've accepted the order, but here it is August/September, and we now need to build all of these products for our consumers for holiday 2016 which is shaping up to be an amazing season for us. There's two parts that the funds are going to be used for. The most immediate thing is we're going to fund the build of all of our holiday stock. The second part goes directly to growth. When this new retailer announces our partnership, we're going to be getting a lot of inquiries for additional buys. We need to hire salespeople to handle that. There's still this broader audience that we want to reach. It's time to sort of break out of our secret little cave on the east side of Los Angeles and meet more people. When you get involved with our brand, you'll help us reach more of this audience, and you're going to help us connect

*[0:00:27]*
**Speaker 1**: with more of this audience on a global scale.
*[0:00:28]*


**Allison_Scagliotti_-_Open_Profiles-_This_is_Ground.mp3** (2m 41s)
**1 speaker** (Speaker 1)

*[0:00:00]*
**Speaker 1**: I'm Allison Scagliotti. I am an actor/writer/musician/This is Ground superfan. My family will say that I started from birth but the way I tell it is I saw Phantom of the Opera on tour in New Orleans when I was five or six years old and I was bitten by the bug. I had to be part of that world. I think it's important as a female on television to create roles that I want to see, and that to me just comes from growing up a little girl and not really seeing a representation of myself on kids shows. I was lucky enough with my old show on Nickelodeon to get to play the exact kind of girl I would have wanted to see. That's really the coolest part for me is then meeting young women who say, "Hey, you gave me hope. You showed me that it's completely cool and sexy to be into science or history" or whatever it is. I'm in a band called Nice Enough People with three other LA-based dudes, who are also all performers. Our drummer's also a magician and a writer's assistant. We all just kind of do a million different things. We play rock and roll about being uncomfortable. I don't leave the house without my mod. I require it, both on set and at band practice. Doing Warehouse 13 for five years, that's a lot of scripts that pile up. I decided to go paperless because I felt bad about throwing all that paper out. I use this great app called Rehearsal 2. Everything is highlighted, and also because I'm no slouch, I'm making script notes on something right here. Then when I go to band practice, switch this out, I throw the musician insert in. I got my capo, got my thumb pick because sometimes when I'm playing so hard I start sweating ,and drop my pick a lot. I play a lot of blues guitar, so lots of sliding here, fancy capo, and earplugs so that I don't blow out my hearing in

*[0:00:23]*
**Speaker 1**: practice. That's it.
*[0:00:24]*


**Brand_Introduction_of_This_is_Ground.mp3** (3m 22s)
**1 speaker** (Mike)

*[0:00:00]*
**Mike**: My name is Mike Mike Macadaan, and I have a company called This is Ground. I'm from Northern California, and I guess my whole life I've been dabbling around with design and illustration and making things. Before This is Ground I was primarily focused on digital design. Designing for desktop, websites, mobile apps, now we're getting into designing and making physical goods. What really drives my passion for design is really, I empathize. It's really, a kind of core quality that most great designers have. That's that they can observe people that have problems, but it also inspires me, because I just immediately start thinking of solutions. That really motivated us and inspired us to go after the Mod. The root of the problem around the Mod is that people are spending a lot of money on their gear. What we observed is that it was just floating around and banging into each other and getting lost inside of backpacks, and other types of bags. We kind of feel like, that stuff should be celebrated. It kind of defines who are are. The modern day pro doesn't just buy that stuff to look cool, but they actually make a living on it. In my mind, it needed a way to from it and present it, and every time you open it and show it off, it's a reflection of what you're about. Because I create, I find that the solutions are always better when the things around me are clean and organized. Whenever I look at a guy's wallet, I always feel like it should be edited. I want to edit it for them, and just give them some little, slim version of it. I think if you have a smaller space, you're forced to use that space wisely. We operate like there is no board of directors and no bosses. Like we're just kids playing around solving problems. The audience we've built through social media, and we respect them so much. It is like they're an extension of our design team. So to the point where we'll give them product just for their reaction, or sometimes we'll seed a photograph of a prototype or product, because we're not quite sure about it. We're open to people taking pictures and putting it on Instagram because it's always a trap for a designer, that gets a little full of themselves, and they start thinking that they know how to solve the world's problems, then they start ignoring the rest of the world. That's not us. We're being respectful and responsible towards what we're pushing out there. I'm comfortable with the brand right now, staying in this experimentation, make it in the garage, small company approach, and make stuff that people will, hopefully have for their entire

*[0:00:31]*
**Mike**: lives. I think that's pretty cool.
*[0:00:32]*


**Geoff_Gouveia_-_Open_Profiles_-_This_is_Ground.mp3** (2m 34s)
**1 speaker** (Speaker 1)

*[0:00:00]*
**Speaker 1**: My name's Jeff . I'm a artist and muralist from Riverside, California. When I got into high school, I started noticing graffiti and started reading Juxtapoz magazine, and I then just started hitting the abandoned warehouses around town. This new series, I'm titling it "Lighting versus Fruit." The lightning catchers are people who are constantly striving after ideas but sometimes to their detriment, risking themselves too much or going after an idea too hard where they don't have their bases covered. Whereas fruit planters are ones who show up season after season, and they plant the fruit and they reap the harvest. For the same time a can become complacent. There's no real electricity within their ideas. I generally work out of this guy right here. This is my Baron Fig notebook. I mainly work in ballpoint, that's the main thing I'm going to use. I like to carry around a highlighter and a Sharpie. I use it for establishing the negative space. I think it makes y drawings really pop. For some of my interior murals I've been using Sharpie paint pens. It does the job. I really like the aesthetic. I think the lines are really crisp. I should use spray paint, because that's what muralists do, but I don't buy into that. I like this. Whenever I'm out and about for my meetings, I have to be careful that my phone doesn't die, so I've got a phone charger. You've got to bring the office with you. The thing that I'm really excited about with is the little pockets, because I get a whole little knick-knacks and things to hand out. I forgot who told me this, I think it was the guy who started , the company. He said, "Always have something to give someone," so I always have stickers or a notebook. It's a really easy way to make friends and also get people to check out your stuff and do some marketing. That's my

*[0:00:22]*
**Speaker 1**: . That's what I carry in it.
*[0:00:23]*


**Ithyle_Griffiths_-_Open_Profiles_-_ThisisGround.mp3** (2m 26s)
**1 speaker** (Speaker 1)

*[0:00:00]*
**Speaker 1**: My name's . I'm a director. I'm a photographer, and I work with y wife Angela . I was drawn into photography via a long, winding road. It's kind of one of those things that has been a hobby for a lot of years. I was in bands and a musician, and photography was something that happened to me instead of the other way around. The casting process we go through is enormous. We have a photo booth at the studio, and we'll have people come in and take photo strips of themselves, by themselves, and then say, "Okay. You can keep as many as you like, but give me the photo strips that you want me to keep." That tells us a great deal about what that person wants you to believe that they are. When we shoot, we love the idea of letting the viewers see that there's been somebody there. There's times when we'll have a whole set and things on the wall are changing. Our whole room is changing, but you can see that the pile on the carpet is moving back and forth because of people walking in and out, and we love knowing there's like that artifact of having someone, a physical person being in and touching and making and doing. I have the Wacom tablet that fits right in here perfectly. I've actually come to only use the Wacom. I don't really use a mouse or a track pad anymore. I have my favorite little pens in here. I've got just a grey felt tip. Grey is always nicer than black. Then, I've got orange. Orange is the new black. Orange is the best color, the hexadecimal FF9900. It's one of my favorite colors. Another key item is the dopp kit. In it, cables that live here. Music is always super appropriate for a set when you're not rolling sound, just to keep things lively and keep things oving, then this is a controller for Dragonframe, which is the animation program we use. Yeah. Everything sort of fits

*[0:00:23]*
**Speaker 1**: in one convenient spot, and it looks beautiful.
*[0:00:24]*


**Mike_Macadaan_-_Open_Profiles_-_This_is_Ground.mp3** (2m 13s)
**1 speaker** (Mike)

*[0:00:00]*
**Mike**: My name is Mike Macadaan and today I'm going to be taking you through the Mod Laptop 2. My design career was primarily built on pixels and digital design. There really wasn't ever anything physical that came along with that. When I started making myself leather accessories and using them, it really changed the way I looked at design all together. What really changed was when I started to give those products that I made to my friends and family and I saw them interact and carry those products. One of the most important things that we needed to do with the Mod Laptop 2 was to make sure that the power adapter had a home. We started working with pockets on the back. We actually were introduced to this artist named Lucio Fontana and when you look at his art, it's looks a lot like this actually. Let me take you through the things that are inside. The idea here is that I think of this thing as sort of my mobile studio. Others have referred to it as their mobile office. The types of tools that I have in here are the things that I need to sketch and listen to music. That's what I love to do. This guy right here is the Pencil by one of my favorite companies called FiftyThree. It's essentially a stylus and it works with your iPad. That's probably my kind of go-to creative tool right there. It's really sunny in L.A., so sunglasses. Pens, pencils, and then I carry earbuds and a lightning cable. This middle portion, this is a spot where you can put in different inserts. This spot right here is for your laptop. This wool ... I call it a gum. It's kind of like your gum. When you're sliding it in, the impossible for it to hit the zipper. It just kind

*[0:00:21]*
**Mike**: of locks in, so it keeps it all safe and snug. That's it.
*[0:00:22]*